JENSEN DEVELOPMENT COMPANY, C.S. FINANCE L.L.C. and GERALD L. JENSEN

3773 Cherry Creek Drive North #1025

Denver, Colorado 80209

OFFER TO PURCHASE FOR CASH

All of the Class B Preferred Shares of Croff Enterprises, Inc.,

Except those Class B Preferred Shares Owned by Offerors

at a Purchase Price of $3.00 Per Share.

June 28, 2005

--------------------------

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JULY 29, 2005, UNLESS THE OFFER TO PURCHASE IS EXTENDED.

            Introduction. This Offer to Purchase amends and supplements the Offer to Purchase delivered to you previously dated June 15, 2005. Since there are changes throughout the Offer to Purchase from the prior Offer to Purchase dated June 15, 2005, we suggest strongly that you read the entire Offer to Purchase, as amended, before deciding whether to tender your shares in this tender offer.

            Jensen Development Company, a Colorado corporation ("Jensen Development") C.S. Finance, L.L.C., a Colorado limited liability company ("C.S. Finance") and Gerald L. Jensen ("Jensen") (together, "Offerors"), invites the shareholders of Croff Enterprises, Inc.'s ("Croff") Class B Preferred stock (the "Preferred B shares") to tender Preferred B shares, at $3.00 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, along with this Offer to Purchase, together constitute the "Offer").  Although the Offer is being made to all Preferred B shareholders, the Offerors,collectively, already own approximately 47% of the outstanding Preferred B shares, which shares will not be tendered pursuant to the Offer.  "We," as used in this Offer to Purchase, refers to the Offerors.  The Offer is not conditioned upon the tender of a specified number or percentage of the Preferred B shares.   All Shares properly tendered and not withdrawn will be purchased at $3.00 per share in cash, net to the shareholder, with Offerors paying all costs of the tender (the "Purchase Price") on the terms and subject to the conditions of the Offer.

TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN SECTION 2 AND THE LETTER OF TRANSMITTAL.

        If you have any questions or need assistance, you should contact Katie Eisenach or Gerald L. Jensen, the information agents for the Offer. You may request additional copies of this document, the Letter of Transmittal from the information agents. Katie Eisenach and/or Gerald L. Jensen may be reached at:

Jensen Development Company

3773 Cherry Creek Drive North #1025

Denver, Colorado 80209

(303) 383-1515

SUMMARY TERM SHEET

         Set forth below is a summary of the terms of this Offer in question and answer format. The Summary Term Sheet does not describe all of the details of the Offer. We have included in the summary references to the sections of this document where you will find a more complete discussion of each of the topics mentioned in the summary.

Who is offering to buy my securities?

         Jensen Development Company, C.S. Finance L.LC. and Gerald L. Jensen (the “Offerors”) have issued this Tender Offer to purchase your securities. Jensen Development and C.S. Finance are wholly owned by Mr. Jensen , President and Chairman of the Board of Croff Enterprises, Inc. (“Croff”). Mr. Jensen, while not purchasing the shares being tendered in the Offer, has been added as an Offeror as he controls Jensen Development and C.S. Finance and is making certain financing available to such entities to purchase the shares. See Section 8. Mr. Jensen, together with Jensen Development, beneficially owns approximately 43.4% of Croff’s publicly traded common stock and 46.8% of the privately held Preferred B shares, as of December 31, 2004. The Offerors are deemed to be affiliates of Croff under applicable securities laws and regulations. See Section 10, “Interest of Directors and Officers; Transactions and Arrangements Concerning Shares; Participation in Offer by Preferred Shareholders,” for more information.

What is the class and amount of securities sought in the Offer?

         We are offering to purchase all of the outstanding Preferred B shares of Croff.  Although the Offer is being made to all Preferred B shareholders, we, collectively, already own approximately 47% of the outstanding Preferred B shares, as of December 31, 2004, which shares we will not tender pursuant to the Offer.  We are seeking to purchase up to the remaining balance of 287,468 Preferred B shares, or any lesser number of shares that shareholders properly tender in the Offer. See Section 1, "Terms of Offer; Number of Shares; Price; Expiration Date."

How much are the Offerors offering to pay for my securities and what is the form of payment?

         We are offering to purchase the Preferred B shares for a cash purchase price of $3.00 per share (the "Purchase Price"). There will be no broker's fees, commissions, or transaction costs, so each shareholder tendering their Preferred B shares will receive $3 per tendered share in the form of a check.  Shareholders whose shares are purchased in the Offer will receive the cash Purchase Price as siib as oracticable after receipt and acceptance of a proper tender of their shares upon expiration of the Offer. No interest will be payable on the Purchase Price. See Section 4, "Acceptance For Payment of Shares and Payment of Purchase Price," and Section 1, "Terms of Offer; Number of Shares; Price; Expiration Date," for a more detailed discussion of the Purchase Price.

Do the Offerors have the financial resources to make payment?

         Yes. We have cash on hand of at least $370,000 and have arranged for a line of credit from American National Bank for an additional $500,000, sufficient to fund the purchase of all potential shares. See Section 8, "Source and Amount of Funds," for a more detailed discussion of the source and amount of funds for the transaction.

Is the financial condition of the Offerors relevant to my decision on whether to tender in the Offer?

            No.  Since we have secured sufficient cash to purchase all of the remaining Preferred B shares at the Purchase Price, our financial condition should not be relevant to your decision on whether to tender your shares in the Offer.

How long do I have to tender in the offer?

         You have until 12:00 midnight, Eastern Time on July 29, 2005 (the "Expiration Date"), at which time the Offer will expire unless we decide to extend the offering period.  See Section 1, "Terms of the Offer; Number of Shares; Price Expiration Date," for a more detailed discussion of the offering period and expiration of the Offer.

Can the offer be extended, amended or terminated, and under what circumstances?

            We can extend, amend or terminate the Offer. If we extend the term of the Offer , we expect that it will be on the same price and other terms as in the initial offering period.  See Section 1, "Terms of the Offer; Number of Shares; Price; Expiration," and Section 14, "Extension of Tender Period; Termination; Amendments," for a more detailed discussion of extension and amendment of the Offer.

We can terminate the Offer under certain circumstances, which include, among other things, the threat or institution of legal proceedings or action by a governmental agency challenging the acquisition of shares pursuant to this tender offer, the threat or passage of any law or regulation which adversely impacts the consummation of the Offer, or the occurrence of any event that has resulted, or may in our reasonable judgment result, in an actual or threatened change in Croff's business. See Section 5, "Conditions of the Offer," for a more detailed description of these and other circumstances under which the offer may be terminated.

How will I be notified if the Offer is extended?

         We will announce any extension either through a press release or other public announcement or a subsequent mailing to the shareholders.  In addition, we have been advised that Croff will post all such announcements or Press Releases on its website at www.croff.com.

Are there any conditions to the Offer?

          All Preferred B shares properly tendered in these amounts and not withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer. For further conditions on the Offer, see Section 5 of the Offer to Purchase

However, we will not be obligated to purchase any shares if, in our good faith reasonable judgment:

         1. any action or threatened action by any governmental agency or other person is instituted that challenges or otherwise adversely affects our ability to make or complete the tender; or

         2. certain other conditions exist, including the threat or passage of any law or regulation which adversely impacts the consummation of the Offer; or

         3. we determine, in our sole discretion, based upon the information provided by you in your Letter of Transmittal and associated documents, that your sale of your Preferred B shares to us would not be exempt from the registration requirements of the federal and applicable state securities laws

How do I tender my shares?

         Shares Held In Your Own Name. If the share certificates are registered in your own name, you should send as soon as possible on or prior to the Expiration Date the following documents to American National Bank, the Depositary for this Offer, in the enclosed envelope, to the address specified on page 1 of the "Letter of Transmittal" enclosed with this Offer:

1.       The stock certificate(s) for the shares being tendered;

2.       A completed and signed Letter of Transmittal; and

3.       A completed and signed "Substitute W-9" (on page 4 of the Letter of Transmittal).

A pre-addressed envelope is enclosed for your convenience. Your signature on the Letter of Transmittal does not  need to be guaranteed by an eligible guarantor institution unless  you completed either of the sections entitled "Special Payment Instructions" or "Special Delivery Instructions" included with the Letter of Transmittal (in which case payment and delivery will not be made to the registered holder) or your signature on the Letter of Transmittal is not exactly as the name of the registered holder(s) appears on the certificate(s) for the shares being tendered.

         Shares Held by Your Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf.  See Section 2 for a more detailed discussion of the procedure for tendering shares.

What should I do if my stock certificates have been lost, stolen, destroyed or mutilated?

         If your stock certificates have been lost, stolen, destroyed or mutilated, you should contact Kelle Thomas at Croff Enterprises, Inc., at 303-383-1555 or kelle@croff.com, immediately to obtain instructions for replacing them or to obtain an Indemnity and Conveyance Agreement acceptable to Offerors without the certificates. This Indemnity and Conveyance Agreement would then be sent to the Depository, with your letter of Transmittal, and the signature guarantee if applicable.

Until what time can I withdraw previously tendered shares?

         You can withdraw shares previously tendered until the earlier of (1) the date the shares are accepted by Offerors for payment, or (2) until 12:00 midnight Eastern Time on July 29, 2005 (the "Expiration Date"). If the Offer is extended beyond that time, you may withdraw your tendered shares at any time until the earlier of (1) the shares are accepted for payment by Offerors, or (2) the expiration of the Offer.

How do I withdraw previously tendered shares?

         You must send a notice containing your name, the number of shares tendered, the number of shares you wish to withdraw and the name of the registered holder to the Depositary, American National Bank, and the Depositary must receive the notice before the time to withdraw shares has expired.

         If you delivered or otherwise identified the certificates to the Depositary, American National Bank, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of an approved signature guarantee medallion program.  See section 3.

Will Croff remain a public company after this transaction?

Yes, Croff will remain a public company since this transaction does not affect its common voting shares.  This tender offer is only for the Preferred B shares, which are restricted, non-voting shares, except for voting on matters affecting Croff's oil and gas assets, and excluding the Company's leases in Dewitt County Texas (the "Dewitt Leases") The Preferred B shares have preferential rights, in the event of liquidation, distribution, merger or sale, to the oil, gas and perpetual mineral investments of Croff other than the Dewitt Leases (the "Oil Assets").  The Preferred B shares do not have a priority interest in the Dewitt Leases.  If you tender your shares in this Offer you will receive cash for your Preferred B shares.  The common shares will continue to trade in the over the counter market.  In the future, if we are successful in our plans after this Offer (see Section 7 below), the value of those common shares will be determined by the future prospects of the Company without the Oil Assets, that is, primarily based upon the operation of the Company's Dewitt leases.  On April 8, 2005, Croff announced that its Board of Directors had voted to review Croff's strategic alternatives.  The future value of the Company may depend on what actions the Board takes, such as a merger or acquisition, which are currently unknow and entirely under the Board's control. See Section 7 for more information.

If I decide not to tender, how will the Offer affect my Preferred B shares?

If you decide not to tender, you will be a minority shareholder of the Preferred B shares, while the majority of the Preferred B shares most likely would be held by us.  After the Offer is concluded, we intend to seek greater control over the Oil Assets and/or attempt to separate the Oil Assets from the other assets of the Company.  In any of these events, there will likely be an even more limited market for the Preferred B shares than there is at present. The Preferred B shares may be worth less based upon being less marketable. You also may have difficulty in selling the shares. In the event of liquidation, distribution, merger or sale of the Oil Assets, the rights and preferences of the Preferred B shares provide that you will be paid your pro rata share of the net asset value of the Oil Assets.  In addition, in the event of certain events such as a merger, which would impact your Preferred B shares, you may have the right under Utah law to dissent to such transaction, or the amount being offered to you in such transaction, and demand payment of the fair value of your Preferred B shares. In the event of such a transaction, we recommend you consult with legal counsel about your rights and whether you have a right to dissent under Utah law. If you are also a common shareholder, as most Preferred B shareholders are, whether or not you tender your Preferred B shares, if we are successful in our efforts to gain control of, and transfer or reorganize the Oil Assets, the Company and the common shareholders will essentially be left with the Dewitt Leases as the principal assets of the Company.  See Section 7 for more information.

Did the Company consider transactions other than the proposed Offer?

            Yes.  Croff considered our initial offer to purchase the Oil Assets in a transaction in which Croff would exchange the net pro rata proceeds of such sale for the Preferred B shares.  However, that proposal was rejected by Croff.  We were advised that if the Company sold the Oil Assets to us and bought back or extinguished the preferred B shares, while distributing the proceeds of such a sale to the shareholders, there would be adverse tax consequences. The Company advised us that its tax basis in many of the Oil Assets is low, and a sale of those assets would result in a substantial tax bill to the Company in the range of hundreds of thousands of dollars. This would have lowered the value of the Oil Assets.  A distribution of sale proceeds to the Preferred B shareholders might also be considered a dividend for income tax purposes, which could have resulted in an ordinary gain to the shareholder, an adverse result which could have cost many shareholders a larger tax on such a transaction.  Offerors believe this Offer is more favorable to the Company and the shareholder seeking a market for the Preferred B shares.

Do Croff insiders or affiliates have any material interest in the transaction?

           This Offer is being made by the Offerors, Jensen Development, C.S. Finance and Mr. Jensen. The Offerors, collectively or separately, are affiliates of Croff. Jensen Development Company is currently the largest common and Preferred B shareholder of Croff Enterprises, Inc. Mr. Jensen owns approximately 22.4% of the Preferred B shares and approximately 18.46% of Croff’s common stock. In addition, Jensen Development and C.S. Finance are wholly owned by Gerald L. Jensen, the Chairman of the Board and President of Croff. Mr. Jensen, together with Jensen Development, owns approximately 43% of Croff’s common stock and approximately 47% of the Preferred B shares, prior to the Offer. The Offerors are both insiders and affiliates of Croff, either on their own and/or because of their affiliation with Mr. Jensen. As insiders and affiliates, the Offerors may be deemed to have a more extensive knowledge of the Company than an outside shareholder.

Does Croff recommend that I tender in the offer?

         The Croff Board of Directors, excluding Mr. Jensen, constitution a non-management committee of the board, have authorized the statement below: "The non-management committee unanimously believe that a tender offer is a good alternative, from a financial perspective, for the Croff Preferred B shareholders generally, at this time. The same Directors also unanimously believe that each preferred B shareholder should decide whether or not to tender shares in this Tender Offer based upon their specific situation and investment objectives. Therefore the non-management committee makes no recommendation for or against theis Tender Offer. For your information, each Director on the non-management committee has expressed and inclination to tender all or part of his shares in this Tender Offer." Otherwise, none of the other directors have any interest in the transaction. You must make the decision whether to tender your Preferred B shares, and if so how many shares to tender.

How will I be paid for my shares?

         Checks for all accepted and valid tenders made on or before the Expiration Date will be issued from Offerors’ Depository account at American National Bank as promptly as practicable after the Expiration Date, or extended expiration date. See Section 4 for additional information on payment for shares.

Will I have to pay taxes if I sell my shares?

         Generally, with respect to federal income tax, shareholders who have held their Preferred B shares for over twelve months will be entitled to capital gains treatment on the difference between the cash consideration received and the shareholder’s basis in the shares. Since Preferred B shares were issued for no additional consideration in 1996 to all common shareholders on a one for one ratio, the shareholders basis may be zero, or an allocation of his common share basis. See Section 13 for information on income tax accounting consequences of the Offer.

         We are not responsible for the manner in which the Company will record the Tender Offer transaction for income tax purposes. However, the Offerors believe that since the transaction will involve the purchase of securities by the Offerors from various shareholders other than the Company, the transaction will not have an income tax effect on the Company. The Offerors believe that the transaction will have an income tax effect for those Preferred B shareholders who tender their shares. Each shareholder should consult his, her or its own tax advisor as to the particular United States federal, and state, income tax consequences to that shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

How will this transaction affect the value of my common shares?

            If this Offer is successful, Offerors will probably control a majority of the Preferred B shares. Offerors intend to seek to separate the Oil Assets from the rest of the assets of the Company. The current operations of Croff are almost entirely the Oil Assets. If the Oil Assets are separated from the Company, the only oil and natural gas assets remaining with the common shares are the Dewitt County, Texas leases sold to Tempest Resources, in which the Company has the right to a 25% working interest. The future value of Croff's common shares will depend, in any event, on the strategic direction pursued by the Board of Directors.  The concentration of the Preferred B shares in Offerors may cause a decline in trading and interest in the common shares. See Section 7 below for further information.

Who can I talk to if I have questions about the tender offer?

         Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal or other Tender Offer materials may be directed to the Information Agents, Katie Eisenach at (303) 383-1515, or katie@jenex.net.  Questions addressed to Ms. Eisenach may be forwarded to Gerald L. Jensen for response.    If you have any questions about your Croff shares, you may call Kelle Thomas at Croff Enterprises, Inc. at 303-383-1555 or email kelle@croff.com. Copies of such materials will be furnished promptly at the Offerors' expense. Questions regarding the procedures for tendering your shares can be directed to American National Bank, the Depository for the Offer, at the address and telephone number set forth in the Letter of Transmittal. Questions concerning your shares of Preferred B stock should be directed to Croff Enterprises, Inc.  Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

TABLE OF CONTENTS:

Section	Page

SUMMARY TERM SHEET	2

FORWARD-LOOKING STATEMENTS	9
SECTION 1
TERMS OF THE OFFER; NUMBER OF SHARES; PRICE; EXPIRATION DATE	9
SECTION 2
PROCEDURE FOR TENDERING SHARES	10
SECTION 3
WITHDRAWAL RIGHTS	12
SECTION 4
ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE	13
SECTION 5
CONDITIONS OF THE OFFER	13
SECTION 6
HISTORICAL PRICE RANGE OF SHARES	16
SECTION 7
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER	17
SECTION 8
SOURCE AND AMOUNT OF FUNDS	19
SECTION 9
INFORMATION CONCERNING CROFF ENTERPRISES, INC.	20
SECTION 10
INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PARTICIPATION IN OFFER BY SHAREHOLDERS	20
SECTION 11
SELECTED FINANCIAL INFORMATION	22
SECTION 12
LEGAL MATTERS; REGULATORY APPROVALS	23
SECTION 13
FEDERAL INCOME TAX CONSEQUENCES	24
SECTION 14
EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS	25
SECTION 15
SOLICITATION FEES AND EXPENSES	25
SECTION 16
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	26
SECTION 17
MISCELLANEOUS	26

FORWARD-LOOKING STATEMENTS

         This Offer to Purchase contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. In addition, this Offer to Purchase contains information relating to Croff that is based on the beliefs of Offerors, one of whom (Mr. Jensen) is an executive officer and director of Croff, as well as assumptions made by and information currently available to management of Croff which is known, in whole or in part, by Offerors. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, or what we believe to be the strategy and plans of Croff, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause future results and shareholder value to differ materially from those expressed in these statements.  Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:

  supply and demand for products and services sold by Croff;
  national, regional and local economic, competitive and regulatory conditions and developments;
  competitive pricing pressures;
  fluctuation in commercial finance rates and availability of commercial financing;
  the timing and success of business development efforts; and
  other uncertainties, all of which are difficult to predict and many of which are beyond our control.

SECTION 1.  TERMS OF THE OFFER; NUMBER OF SHARES; PRICE; EXPIRATION DATE

         Number of Shares; Price. Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, we will purchase all of the Preferred B shares issued by Croff Enterprises, Inc. that are validly tendered on or prior to the Expiration Date of the Offer, and not properly withdrawn in accordance with the procedures in Section 3, at a price of $3.00 per share, net to the seller in cash, without interest thereon (the "Purchase Price"). Since we, collectively, already own approximately 47% of the outstanding Preferred B shares, those shares owned by us or our affiliates will not be tendered pursuant to the Offer. There are 540,659 Preferred B shares outstanding, as reported by Croff as of December 31, 2004.  Mr. Jensen and Jensen Development own collectively 253,191 shares.  Thus, the maximum number of Preferred B shares we are seeking in the Offer is 287,468 shares.

Expiration Date. The Offer will expire on the later of 12:00 midnight Eastern Time, on July 29, 2005, or the latest time and date to which the Offer is extended pursuant to Section 14 (the "Expiration Date").

         Right to Extend, Amend or Terminate Offer.  As explained in Section 14, subject to the applicable regulations of the Securities and Exchange Commission (the "SEC" or "the Commission"), we have the right, in our sole discretion, to (i) delay acceptance for payment of, or payment for, any shares pending our determination of the seller's qualifications to meet certain requirements necessary to sell the shares to us without a registration statement (see Section 5, Conditions to the Offer) and pending receipt of any regulatory approval specified in Section 12, (ii) extend the period of time the Offer is open, or (iii) amend the terms of the Offer. We can also terminate the Offer if one of the conditions set forth in Section 5 exists. If we extend the term of the Offer, we expect that it will be at the same Purchase Price and other terms as in the initial offering period.  If we amend the Offer to increase or decrease the price to be paid for the shares, we will provide notice publicly of such an amendment and the Offer will remain open for at least ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14. Any such extension, delay, termination, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. We will promptly notify the Preferred B shareholders of any amendment, extension or other material change in the terms of the Offer by making a public announcement in a manner in compliance with Rule 14d-4(d), promulgated under the Securities Exchange Act of 1934, which would include a press release or subsequent mailing to the shareholders.  We have also been advised that Croff will post any such announcements on its website at http://www.croff.com. See Section 14, "Extension of Tender Period; Termination; Amendments."  We have no present intent to exercise our right to extend or amend the terms of the Offer.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF PREFERRED B SHARES BEING TENDERED.  HOWEVER, THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS.  See Section 5, "Conditions of the Offer."

         Prompt Return of Shares Not Purchased. All Preferred B shares not purchased pursuant to this Offer will be returned to the tendering shareholder at our expense as promptly as practicable following the Expiration Date of the Offer.

         Business Day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time. In computing time periods in the Offer, the date of the event that begins the running of such time period shall be included, except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

         Dissemination of Offer. Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Preferred B shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2.  PROCEDURE FOR TENDERING SHARES

         Shares Registered In Your Own Name. To tender shares registered in your own name, you must send -- on or prior to the Expiration Date -- the following documents to American National Bank, JDC & CSF Depository, Trust Department, 3033 E. First Avenue, Denver, CO 80206, the Depository for this Offer in the enclosed addressed and stamped envelope:

1.         The stock certificate(s) for the shares being tendered;

2.         A completed and signed Letter of Transmittal including;

3.         A completed and signed "Substitute W-9" (page 4 of the Letter of Transmittal)

A pre-addressed stamped envelope is enclosed for your convenience. Your signature on the Letter of Transmittal does not need to be guaranteed by an eligible guarantor institution unless you completed either of the sections entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal (in which case payment and delivery will not be made to the registered holder) or your signature on the Letter of Transmittal is not exactly as the name of the registered holder(s) appears on the certificate(s) for the shares being tendered.

Shares Registered in the Name of a Broker or Other Nominee. If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf. The shares must be tendered on or prior to the Expiration Date. Your broker or other nominee will execute a Letter of Transmittal on your behalf and will send the certificate(s) evidencing the shares to American National Bank.

         Lost, Stolen, Destroyed or Mutilated Certificates. If your stock certificates have been lost, stolen, destroyed or mutilated, you should contact Kelle Thomas at Croff Enterprises, Inc., at 303-383-1555 or kelle@croff.com immediately to obtain instructions for replacing them or to obtain an Indemnity and Conveyance Agreement document to be submitted with the Letter of Transmitta and the signature gaurantee Conveyance Agreement document to be submitted with the Letter of Transmittal and the signature guarantee page if applicable. Your tender with respect to lost, stolen, destroyed or mutilated certificates will not be valid until the required documentation has been completed by you and received by the Depository.

         Signature Guarantee Not Required. Signatures on a Letter of Transmittal do not need to be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares and the holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) the shares are tendered for the account of an eligible institution. (For purposes of this section, a "registered holder of the shares" includes a participant in the book-entry transfer facility whose name appears on a security position listing as the holder of the shares being tendered).

            Guarantee of Signature.  Except as specified above specified above Signature Guarantee Not Required, if "Special payment Instructions" or "Special Delivery Instructions" boxes are checked,  then all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution."

THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER.

         Federal Income Tax Backup Withholding. To prevent United States federal income tax backup withholding equal to 30% of the gross payments made pursuant to the Offer, each tendering shareholder must provide the Depositary with the shareholder's correct taxpayer identification number and certain other information by properly completing the substitute Form W-9 included as page 4 of the Letter of Transmittal. Foreign shareholders, as defined in Section 13, must submit a properly completed Form W-8BEN, which may be obtained from the Depositary. For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13. Each shareholder is urged to consult with his, her or its own tax advisor regarding his, her or its qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

         Determinations of Proper Form of Documentation/Validity. All questions as to the form of documents, the number of shares to be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of shares that we determine are not in proper form or the acceptance for payment of, or payment for, shares that may, in the opinion of our counsel, be unlawful. Offerors also reserve the absolute right to waive any defect or irregularity in any tender of any particular shares, except any defect or irregularity that may, in the opinion of our counsel be unlawful. None of the representatives of Croff, the Depository or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

         Proper Delivery to Depository. Certificates for shares together with a properly completed Letter of Transmittal or, and any other documents required by the Letter of Transmittal, must be delivered to American National Bank and not to us.  We assume no obligation to forward to the Depository any Letters of Transmittal or other documents improperly delivered to us.

            Tendering Shareholder’s Representation and Warranty that Our Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of and agreement to the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offerors upon the terms and conditions of the Offer.

SECTION 3.  WITHDRAWAL RIGHTS

         Withdrawal of Tendered Shares. Tenders of shares made pursuant to the Offer may be withdrawn at any time prior to Expiration Date, or if the offering period is extended, until the expiration of the extended offering period. Thereafter, tenders are irrevocableIf we extend the period of time during which the Offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may, on behalf of us, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 3, subject to Rule 14e-1(c) under the Exchange Act, which provides that parties making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

         Withdrawal of Shares Held in Physical Form. Tenders of shares made pursuant to the Offer may not be withdrawn after the Expiration Date. For a withdrawal to be effective prior to that time, a shareholder of shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the Depository at its address set forth in the Letter of Transmittal before the Expiration Date, which notice must contain: (A) the name of the person who tendered the shares; (B) a description of the shares to be withdrawn; (C) the certificate numbers shown on the particular certificates evidencing the shares; (D) the signature of the shareholder executed in the same manner as the original signature on the Letter of Transmittal, including any signature guarantee, if such original signature was guaranteed; and (E) if the shares are held by a new beneficial owner, evidence satisfactory to the Offerors that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

          Rescission of Withdrawals Not Permitted. Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that withdrawn shares may be re-tendered prior to the Expiration Date by following the procedures for tendering.

         Form and Validity of Withdrawals. All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by Offerors in their sole discretion, which determination shall be final and binding on all parties. None of the Offerors, the Depository or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.  ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

         Prompt Acceptance and Payment. Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, we will accept for payment and pay the Purchase Price for shares validly tendered and not withdrawn. Thereafter, payment for all shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable.   In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of certificates for such shares, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, and any other required documents.

         Possible Payment Delay. Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or in the event of certain other circumstances.  We reserve the right to delay payment of shares as is necessary or required by law.

         Required Federal Income Tax Withholding. Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included as Page 4 of the Letter of Transmittal, or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 30% of the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Section 13 for more information.

SECTION 5.  CONDITIONS OF THE OFFER

            Change of Circumstances . Notwithstanding any other provision of the Offer, we will not be required to accept for payment or pay for any shares tendered, and we may terminate or amend and may postpone, subject to the requirements of the Exchange Act for prompt payment for or return of shares tendered, the acceptance for payment of shares tendered, if at any time prior to the Expiration Date, and as extended, any of the following conditions shall exist:

            (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that challenges the acquisition of shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer;

            (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Croff, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the Offer, or (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the shares;

            (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the over-the-counter market, (ii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our or the Company’s business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the shares, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

            and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for payment.

  Qualification of Preferred B Shareholders to Tender Their Shares to Us. The Preferred B shares were originally issued by Croff in a private offering of securities not involving a public offering and, therefore, are restricted securities, as defined by applicable securities laws. Accordingly, in order for Preferred B Shareholders to sell their shares to us without requiring the shares to be registered with the SEC, the Preferred B shareholders must meet certain qualifications to meet available exemptions from registration under applicable state and federal law. We are not responsible for the determination of whether you meet certain applicable state and federal exemptions from registration of securities. You should consult with an attorney licensed in your state if you have questions. The Preferred B Shares purchased by us in this Offer will continue to be restricted securities.

No Waiver . The foregoing conditions are for the reasonable benefit of us and may be asserted by us regardless of the circumstancesgiving rise to any of these conditions, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date of the Offer. Our failure prior to the Expiration Date to exercise any of the foregoing rights shall not be deemed a waiver of the right and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Expiration Date. The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.

SECTION 6.  HISTORICAL PRICE RANGEOF SHARES

            The Preferred B shares have not been registered with the Securities and Exchange Commission and are considered restricted securities under applicable law.  Accordingly, there is no established trading market for the purchase or sale of the Preferred B shares.  Some very limited number of the Preferred B shares have traded from time to time through a clearinghouse maintained by Croff on its website http://www.croff.com Croff does not establish any trading prices of the Preferred B shares, but has maintained a bid and ask forum on its website.  The few trades in the Preferred B shares that have occurred have been limited to private transactions between buyers and sellers as arranged on the website by the parties to the transactions. Croff acts as its own transfer agent with respect to the Preferred B shares. According to Croff's most recent informartion, there are 1,057 Preferred B shareholders of record.

            The limited trading information provided below for 2002 through 2004 is shown for transactions in the Preferred B shares of which Croff is aware of the bid or ask price. This information is provided as a guide to you and do not constitute our determination of the fair market value of the Preferred B shares.

PREFERRED "B" SHARES-   540,659 SHARES OUTSTANDING - (The following data is generated solely from private transactions or internal purchases by the Company)

Bid Range	Year	Calendar Quarter	Bid	Asked
	2002	First Quarter	No Trading	No Trading
		Second Quarter	No Trading	No Trading
		Third Quarter	No Trading	No Trading
		Fourth Quarter	No Trading	No Trading
	2003	First Quarter	No Trading	No Trading
		Second Quarter	No Trading	No Trading
		Third Quarter	No Trading	No Trading
		Fourth Quarter	No Trading	No Trading
	2004	First Quarter	$1.05	$1.05
		Second Quarter	No Trading	No Trading
		Third Quarter	No Trading	No Trading
		Fourth Quarter	No Trading	No Trading

Historical Events of Interest.  In November 1991, Croff reverse-split its common stock on a ratio of 1 share of common stock for every 10 shares previously held. On February 28, 1996, the shareholders of Croff approved the issuance of the Preferred B stock to be issued to each common shareholder on the basis of one share Preferred B for each share of common stock.  Articles of Amendment for Croff authorizing and issuing the Preferred B shares were filed on July 1, 1996.  Croff  issued all of the Preferred B shares and delivered the Preferred B shares to each of the shareholders for which it had a current address. In June 2000, Croff approved the increase in the authorized Class B Preferred stock to 1,000,000 shares. No additional Preferred B shares were issued, except under then existing options to the Board of Directors which options were exercised or expired on December 31, 2001. During 2001, the Croff Board of Directors determined that the cash generated from the Oil Assets, which had been building during a period of high oil prices, should be formally allocated between the common stock and the Preferred B stock. The Board made a one time allocation of $250,000 cash to the common stock with the balance of cash remaining with the Preferred B stock.  The Board then determined that future oil and gas cash flow from the Oil Assets would be accumulated solely for the benefit of the Preferred B shareholders.  Croff established separate investment accounts for the Preferred B and common stock investments. The Preferred B money market account has a current balance of approximately $270,000.

            Determination of Purchase Price.  Because of the limited trading in the Preferred B shares, there is no active market on which to determine the trade price. The last trades were at $1.05, approximately one-third of our $3 offer price. We looked at two other factors in determining the Purchase Price. The primary criterion was the reserve report on the Oil Assets received by Croff, effectiveDecember 31, 2004 According the reserve report, the present value of the Oil Assets (future net revenue, discounted at 10% to present value) was $1,642,205. This reserve report was completed by an independent engineer and is summarized on pages F-14 to F-18 in the annual report (Form 10-K) recently sent to you by Croff.  The Offer was also based on our opinion that approximately 80% present value of the oil and natural gas reserves was a fair market value offer. To this we added the approximate cash money market assets of the Preferred B shares to reach a value that was just under $3 per share. We then rounded the offer up to $3 per share. We also examined the book value of the Preferred B assets which, as of December 31, 2004, was valued at $1.41 per share or approximately one-half of the $3 offer. This valuation reflects entirely the determination and judgment of Offerors as to value and not any other third party.

SECTION 7.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

           The first purpose of the Offer is to provide the Offerors with majority control of the Preferred B shares, thereby obtaining priority interest in the Oil Assets in the event of liquidation, distribution, merger or sale of the Oil Assets. Another purpose of the Offer is to provide liquidity in the form of a cash offer to the Preferred B shareholders, based on the fact that there has been an extremely limited market developed for the Preferred B shares, and the last trades were at a price of approximately $1 per share. As set out above under “Determination of share price,” the determination of the Purchase Price was based on our determination that the offered Purchase Price is (a) approximately 80% of the net reserve value of our Oil Assets, discounted at 10% to present value, plus the cash assets allocated to the Preferred B shares, (b) approximately twice the book value, and (c) approximately three times the last trade value in 2004, divided where appropriate, by the 540,659 Preferred B shares to yield a value of $3 per share, our Offer. This Offer will enable the Preferred B shareholder to obtain the Purchase Price without further cost or commission. The Offerors believe that the Offer is mutually beneficial in providing liquidity to the remaining Preferred B shareholders who have a very limited market and transferring to Offerors a greater ownership share of the Oil Assets. If we are successful in this Offer in obtaining a majority of the Preferred B shares, we intend to seek to separate these Oil Assets from Croff, and its attendant public company expenses. We cannot give any assurances that we will be successful in executing our plans. However, while the Preferred B shares have a priority beneficial interest in the Oil Assets, superior in interest to any other class of Croff shares, the Oil Assets are nevertheless owned by Croff and their ultimate disposition, if any, will be determined by Croff’s Board of Directors. According to Croff’s Amended Articles of Incorporation, the Preferred B Shareholders are the only class of shares entitled to vote on the sale or liquidation of the Oil Assets.

            If this Offer is successful, Offerors will likely control a majority of the Preferred B shares and thus, a controlling beneficial interest in the Oil Assets. The current operations of Croff consist almost entirely of the Oil Assets. The only oil and natural gas assets over which the Preferred B shareholders do not have a priority beneficial interest are the Dewitt Leases. The Dewitt Leases are the leases which were contributed to a joint venture with Tempest Resources in which the Company has a right to a 25% working interest.  See the Company's annual report  on Form 10-K for the year ended December 31, 2004 for a more thorough discussion of the Dewitt Leases.  We believe that the value of Croff's common shares without the Oil Assets may be dependent on a reverse merger with a private company which has assets more suitable for a public company, in that they may be more scalable and of higher value.  We believe that if such a transaction were accomplished in the future by the Company that the shareholders will be better served by receiving cash for their Preferred B shares pursuant to this Offer.  Offerors believe that the common shares may be more valuable separated from the Preferred B shares as the Company may be an attractive vehicle for an entity seeking to merge with a public company.

We originally proposed to Croff that it sell us the Oil Assets and cancel the non-Offerors Preferred B shares in return for a cash payment from us, that would be paid directly to the Preferred B shareholders.  The non-management committee of the Board rejected that proposal and suggested that we present a tender offer directly to the Preferred B shareholders.  The Company's stated reason was that if the Company transferred the Oil Assets for fair market value and distributed the proceeds to the Preferred B shareholders, it would likely have two adverse tax consequences.  Because Croff's tax basis in many of the leases, comprising the Oil Assets, is at a low value, and the transfer would have to be at fair market value, this could result in a substantial tax bill to Croff in the range of hundreds of thousands of dollars.  This would diminish the assets available for distribution and the value of the Preferred B shares.  In addition, such a proposal risked the treatment by the Internal Revenue Service of taxing any such distribution as a dividend for income tax purposes, which would result in an ordinary gain to the shareholder, which could cost shareholders a larger tax on any distribution.  Offerors believe that this tender offer is more favorable to the Company and the Preferred B shareholder.

The Offerors intend to acquire as many of the remaining Preferred B shares not owned by Mr. Jensen and Jensen Development as possible, with a view to controlling the Oil Assets, over which these shares have a priority beneficial interest.  While no definitive plan currently exists, we intend to consolidate control of these assets in a non-public company.  We believe the Oil Assets are too small, geographically diverse, and not scalable enough to attract more public capital. We believe that by separating the Oil Assets and offering a cash payout to the Preferred B shareholders, the Preferred B shareholders are benefited.  The Company then could possibly enter into a strategic transaction such as a reverse merger or acquisition, in order to increase the common shareholders' value. After completion of a transaction by us in which the Oil Assets are sold or placed in a private entity, the Company could then seek assets that are more scalable, and faster growing, so that shareholder value of the common could be increased, while providing a cash liquidation of the Preferred B shares.  We cannot give assurance that our views are correct or that our plans (or Croff's) may materialize, nor that if our plans (or Croff's) do materialize, that they will achieve the results that we intend.

         Each shareholder must make his, her or its own decision as to the value of the Preferred B shares and relative benefits, in light of his, her or its own financial position and investment objectives, of tendering in the Offer or retaining the shares for the possibility of increased value in the future. We have been authorized to state that the four disinterested non-management committee of Croff's Board of Directors "unanimously believe that a tender offer is a good alternative, from a financial perspective, for the Croff Preferred B shareholders generally at this time. The same Directors also unanimously believe that each preferred B shareholder should decide whether or not to tender shares in this Tender Offer based upon their specific situation and investment objectives. Therefore, the non-management commitee makes no recommendation for or agains this Tender Offer. For your information each Director on the non-management committe has expressed an inclination to tender all or part of his shares in this Tender Offer. Directors, officers and employees of the Company who own shares may participate in the Offer on the same basis as any other shareholders, subject to the conditions set forth in Section 5.

         Effect of the Offer. If you decide not to tender, you will be a minority shareholder of the Preferred B shares, while the majority of the Preferred B shares most likely would be held by us, and our affiliate, Mr. Jensen.  After the Offer is concluded, we may seek greater control over the Oil Assets and/or attempt to separate the Oil Assets from the other assets of the Company.  In any of these events, there will likely be an even more limited market for the Preferred B shares than exists at present.  The shares may be worth less based upon being less marketable.  You also may have difficulty in selling the shares.  In the event of liquidation, distribution, merger or sale of the Oil Assets, the rights and preferences of the Preferred B shares provide that you will be paid your pro rata share of the net asset value of the Oil Assets.  In addition, in the event of certain events such as a merger, which would impact your Preferred B shares,  you may have the right under Utah law to dissent to such transaction, or the amount being offered to you in such transaction, and demand payment of the fair value of your Preferred B shares. In the event such a transaction occurs, we recommend you consult with legal counsel about your rights and whether you have a right to dissent under Utah law.  If you are also a Croff common shareholder, as most Preferred B shareholders are, whether or not you tender your Preferred B shares in the Offer, if we are successful in our efforts to gain control of, and ultimately dispose of, the Oil Assets, the Company and the common shareholders will essentially be left with the Dewitt Leases as the principal assets of the Company.

SECTION 8.  SOURCE AND AMOUNT OF FUNDS

Source of Funds. Jensen Development Company and C.S. Finance L.L.C. are prepared to purchase all of the remaining outstanding Preferred B shares of Croff not owned by Mr. Jensen or Jensen Development (up to 287,468 shares) at $3.00 per share. Assuming that the maximum number of shares sought is purchased at $3 per share, we expect that the maximum aggregate cost, including all expenses, will be approximately $870,000. The source of funds for this Offer is a contribution of cash as follows:

Jensen Development Company	$100,000

CS Finance L.L.C.	$ 270,000

Bank Line of credit*	$ 500,000

Total	$870,000
* "Borrowed Funds" section below.

There are no conditions to the above financing, which is in place and sufficient to pay for  all tendered shares.

Borrowed Funds.  Gerald L. Jensen has secured a line of credit from American National Bank in the amount of $500,000 for our benefit. Mr. Jensen has agreed to have the Bank transfer to the Depository account of Jensen Development Company and C.S. Finance L.L.C. whatever amounts are necessary from this line to purchase the Croff Preferred B shares, up to the amount of $500,000. American National Bank is also acting as the Depository in connection with the Offer. As a condition of such loan, Offeror Jensen Development Company has pledged its and Gerald L. Jensen's, Croff Common and Preferred B shares to secure the line of credit from American National Bank.  American National Bank has served as Croff's bank since 2003, and is the depository for Croff's accounts, including the Preferred B money market account with a balance of approximately $270,000.

SECTION 9. INFORMATION CONCERNING CROFF ENTERPRISES, INC.

For information concerning Croff Enterprises, Inc., we urge you to review the Form 10-K for the fiscal year ending December 31, 2004, as filed with the Securities and Exchange Commission ("SEC") on March 1, 2005, and the Form 10-Q for the interim period ended March 31, 2005 filed with the SEC on May 17, 2005. These reports were prepared by Croff, and not by us, but our sole owner, Mr. Jensen, is the President and Chairman of the Board of Croff and signed certifications in each of these reports certifying their accuracy, and other matters, at the time these reports were filed.  These reports are both available on Croff's website at http://www.croff.com, corporate profile section or at the website maintained by the SEC, http://www.sec.gov/.  We are advised by Croff that it mailed to all shareholders on or about June 6, 2005 the Company's Annual Report, which includes the Form 10-K for fiscal year ended December 31, 2004.  If you do not have access to a computer or did not receive a mailed copy of the Annual Report for 2004, you may contact Kelle Thomas at Croff at 303-383-1555 or kelle@croff.com. You may request a copy of the Form 10-Q for the period ended March 31, 2005 in the same way. These reports are available for copying and inspection at public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or 233 Broadway, New York, New York 10279 or CitiCorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. A summary of this financial information is shown in Section 11-Selected Financial Information of this Offer.

SECTION 10. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PARTICIPATION IN OFFER BY PREFERRED SHAREHOLDERS

        We have been advised that some of the directors and officers of Croff intend to tender their Preferred B shares in connection with the Offer. We believe that the only affiliates of Croff are the other officers and directors.  Directors, officers and employees of the Company who own Preferred B shares may participate in the Offer on the same basis as our other Preferred B shareholders, subject to the conditions in Section 5.

        The following table sets forth the beneficial ownership, in accordance with SEC Rule 13d-3, of common stock and Preferred B stock of Croff as of December 31, 2004, by (a) each person who owned of record, or beneficially, more than five percent (5%) of Croff’s $.10 par value common stock, its common voting securities, and (b) each director and all directors and officers as a group. Ownership includes both outstanding common stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after December 31, 2004.

Offerors:	Shares of Common Stock Owned Beneficially	Percentage of Class of Common Stock[1]	Shares of Prederred B Stock Owned Beneficially	Percentage of Class B Preferred Stock[2]
Gerald L. Jensen 3773 Cherry Creek Dr. N. Suite 1025 Denver, Colorado 80209	246,988	43.4%	253,191	46.8%

Jensen Development Company 3773 Cherry Creek Dr. N. Suite 1025 Denver, Colorado 80209	132,130	23.3%	132,130	24.4%

CS Finance, LLC 3773 Cherry Creek Dr. N. Suite 1025 Denver, Colorado 80209	0	0	0	0

Offerors Total:	246,988	43.5%	253,191	46.8%

Non-Management Directors of Croff Enterprises, Inc.:
Edwin W. Peiker, Jr. 550 Ord Drive Boulder, Colorado 80401	4,000	0.7%	4,000	0.7%

Dilworth A. Nebeker 10823 Palliser Bay Drive Las Vegas, Nevada 89141	2,900	0.5%	2,900	0.5%

Richard H. Mandel, Jr. 3333 E Florida Ave. Suite 94 Denver, Colorado 80210	15,100	2.7%	16,202	3.0%

Julian D. Jensen 311 South State Stree, Suite 380 Salt Lake City, Utah 84111	31,663	5.6%	31,663	5.9%

Directors as a Group:	300,651	52.8%	307,956	57%

1. According to Croff’s latest annual report on Form 10-K, as of December 31, 2004, there were 568,900 shares of common stock issued and outstanding..

2. According to Croff’s latest annual report on Form 10-K, as of December 31, 2004, there were 540,659 Preferred B shares issued and outstanding..

3.Gerald L. Jensen owns 100% of the shares of Jensen Development Company and C.S. Finance, L.L.C., and is the Chairman and President of Croff. Mr. Jensen beneficially owns 246,988 shares of Croff common stock and 253,191 Preferred B shares of which shares, Jensen Development Company, which is wholly owned by Mr. Jensen, owns 132,130 common shares and 138,333 Preferred B shares.

            Transactions in Preferred B Shares by Directors and Officers During Past 60 Days. Based on Croff's records and information provided to us by Croff's directors and officers, during the past 60 days there have not been any transactions in the Company's Preferred B shares by the Company or by any of the Company's officers and directors.

            Arrangements by Directors and Officers Concerning Preferred B Shares.  Neither the Company nor, to the best of our knowledge, any of the Company's affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

            No Plans or Proposal of Directors and Officers.  Except as disclosed in this Offer, we have not been advised of, and are not aware that the Company, its directors and executive officers have any current plans or proposals which relate to or would result in:

·     an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company;

·     a purchase, sale or transfer of a material amount of assets of the Company;

·     any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

·     any change in the present Board of Directors or management of the Company;

·     any other material change in the Company's corporate structure or business;

·     a class of equity security of the Company ceasing to be authorized for quotation on the OTC Bulletin Board;

·     a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

·     the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

·     any change in the Company's certificate of incorporation or bylaws or any actions          which may impede the acquisition of control of the Company by any person.

SECTION 11.  SELECTED FINANCIAL INFORMATION

            Financial Statement Information. Croff files annual, quarterly and special reports and other information with the SEC. We believe that Croff is current in its periodic and other filings with the SEC.  We concurrently filed a statement relating to this Offer on Schedule TO with the SEC. The Schedule TO and such reports and other information contain additional information about Croff. These reports will be availible wt www.croff.com or from the SEC website at www.sec.gov.

For information concerning Croff Enterprises, Inc., see Section 9 above.

            Each person to whom a copy of this Offer to Purchase has been delivered may obtain, upon request, a copy of any or all of the documents that we have filed with the SEC. You may request these documents by writing or telephoning the information agent for the Offer at the following address or phone number: Gerald L. Jensen or Katie Eisenach, Jensen Development Company, 3773 Cherry Creek Drive North #1025, Denver, Colorado 80209; (303) 383-1515. The information relating to the Company contained in this Offer to Purchase does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference.

Historical Operations; Consolidated Income Statements and Book Value per share. The selected data presented below are derived from audited consolidated financial statements of Croff as of and for the years ended December 31, 2003 and 2004. The selected data as of and for the three months ended March 31, 2005 are derived from the unaudited consolidated financial statements of the Company. We are advised that in the opinion of Croff's management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented.

Unaudited
Three months ended March 31

	2005	2004

Consolidated Statements of Income Data
Revenues	$194,429	$85,801
Income before Income taxes	$84,003	($17,787)
Net Income applicable to Pfd B shareholders	$62,562	$19,474
Pfd B Income per share (540,659 Pfd B shares)	$.116	$.036

Consolidated Balance Sheet Data
Working Capital	$409,875	$295,699
Total Assets	$1,182,678	$922,986
Preferred B Equity	$835,491	$578,769
Book Value per Pfd share	$1.55	$1.07

Audited
One Year Ended December 31

	2004	2003

Consolidated Statements od Income Data
Revenues	$576,162	$415,926
Income before Income taxes	$150,993	$104,109
Net Income applicable to Pfd B shareholders	$213,364	$88,385
Pfd B Income per share	$.395	$.163
Pfd B shares outstanding	540,659	540,659

Consolidated Balance Sheet Data
Working Capital	$330,243	$336,471
Total Assets	$1,088,553	$898,221
Preferred B Equity	$772,929	$559,295
Book Value per Pfd share	$1.43	$1.03

Offerors are not aware of any license or regulatory permit that appears to be material to Croff’s business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by the Offerors, other than our filing the Schedule TO and exhibits with the SEC, as contemplated herein. Should any approval or other action be required, Offerors presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that the failure to obtain any approval or other action might not result in adverse consequences to the Offerors’ or the Company’s business. The obligations under the Offer to accept for payment, and pay for, shares is subject to the conditions specified in "Section 5. Conditions of the Offer." One such condition is that the selling Preferred B shareholders meet certain requirements, as described in Section 5, to ensure that their sale to us of restricted securities is not required to be registered under applicable federal and state securities laws. As to state securities law requirements (“Blue Sky laws”), we believe, but can give you no assurance, that exemptions from registration exist in most states that may apply to you in selling your shares pursuant to this Offer. However, since Blue Sky laws vary from state to state, and each Preferred B shareholder’s circumstances are different, if any shareholder has questions, he or she should consult with an attorney licensed to practice law in his or her state.

            Litigation. To the best of our knowledge, no lawsuits have been filed or threatened relating to the Offer.

SECTION 13.  FEDERAL INCOME TAX CONSEQUENCES

            Caution. We are not responsible for the manner in which the Company will record the Tender Offer transaction for income tax accounting purposes. The tax consequences of tendering shares in this Offer will vary depending on the circumstances of each shareholder. Each shareholder should consult his, her or its own tax advisor as to the particular United States federal, and state, income tax consequences to that shareholder of tendering shares pursuant to the Offer and the applicability and effect of any state, local or foreign tax laws and recent changes in applicable tax laws.

General. The following is a summary discussion of the material United States federal income tax consequences to shareholders with respect to a sale of shares pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or shareholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular shareholders. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code.

With respect to federal income tax, shareholders who have held their Preferred B shares for over twelve months should be entitled to capital gains treatment on the difference between the cash consideration received and the shareholder's basis in the shares. It is believed that each individual stockholder would have an adjusted tax basis in the common stock. The Offerors do not know the individual tax basis or what shares of common stock have any amount of tax basis. Since Preferred B shares were issued for no additional considerations to all common shareholders on a one for one ratio, the shareholders basis normally would be zero, unless an allocation of the individual tax basis in the common stokc is properly allocable to the individual's Preferred B stock   We are not qualified to offer tax advice and each shareholder tendering should consult his, her, or its own tax advisor on the federal and state tax aspects of this transaction.

         Consult Your Tax Advisor. The tax discussion set forth above is summary of the applicable federal income tax consequences and may not apply to shares acquired in connection with the exercise of stock options or pursuant to other compensation arrangements with the Company. The tax consequences of a sale pursuant to the Offer may vary depending upon, among other things, the particular circumstances of the tendering shareholder. No information is provided herein as to the state, local or foreign tax consequences of the transaction contemplated by the Offer. Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering shares pursuant to the offer and the effect of the stock ownership attribution rules described above.

SECTION 14.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

           Right to Extend, Amend or Terminate Offer . We expressly reserve the right, in our sole discretion and at anytime or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of the extension to the Depository and making a public announcement thereof or by mailing written notice to each shareholder. However, we have no current intent to extend the Offer. During any extension, all shares previously tendered will remain subject to the Offer, except to the extent that shares may be withdrawn as set forth in Section 3. We also expressly reserve the right, upon the occurrence of any of the conditions specified in Section 5 hereof to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 14e-1(c) under the Exchange Act which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for shares, by giving oral or written notice of such termination to the Depository and making a public announcement thereof. We also reserve the right, in our discretion, at any time, or from time to time, to amend the Offer in any respect. Any such extension, delay, termination, or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Amendments to the Offer may be effected by public announcement or by a subsequent mailing to the shareholders. Offerors shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any extension, termination or amendment, other than by making a public announcement or a subsequent mailing to all shareholders. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 14d-4(d) promulgated by the SEC under the Exchange Act.

           Material Changes to Offer. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. If we make a material change to the terms of the Offer, we will extend the Offer by at least ten business days from the time notice of the change is given.

SECTION 15.  SOLICITATION FEES AND EXPENSES

         The Company has retained American National Bank as Depository in connection with the Offer. The Depository will receive reasonable and customary compensation for its services and also will be reimbursed for certain out-of-pocket expenses. We have agreed to indemnify the Depository against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Depository has not been retained to make solicitations or recommendations in connection with the Offer.

We have designated Gerald L. Jensen and Katie Eisenach as information agents in connection with the Offer. The information agents will receive no compensation for their services. The information agents may contact shareholders by mail, telephone, facsimile, or other electronic means and may request brokers, dealers, and other nominee shareholders to forward materials and information concerning the Offer to the beneficial owners.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

SECTION 16.  WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         Additional copies of this Offer to Purchase, the Letter of Transmittal or other Tender Offer materials may be obtained from the Information Agents, Gerald L. Jensen or Katie Eisenach by calling (303) 383-1515. Gerald L. Jensen will return all calls or emails directly to shareholders requesting the same.  Copies of such materials will be furnished promptly at the Offerors' expense. Questions regarding the procedures for tendering your shares can be directed to American National Bank, the Depository for the Offer, at the address and telephone number set forth in the Letter of Transmittal. Questions concerning the Preferred B stock should be directed to Kelle Thomas at Croff Enterprises, Inc.  Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

         We have also filed an Issuer Tender Offer Statement on Schedule TO (as an affiliate of the issuer, Croff) with the SEC, which includes certain additional information relating to the Offer. Such statement and other information may be accessed electronically by means of the SEC's web page on the Internet (http://www.sec.gov).

SECTION 17.  MISCELLANEOUS

         The Offer is being made to all holders of Preferred B shares. Offerors are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer, Offerors will make a good faith effort to comply with the statute. If, after such good faith effort, Offerors cannot comply with the statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state.

         No person has been authorized to make any recommendation on behalf of Croff Enterprises, Inc. or the Offerors as to whether shareholders should tender shares pursuant to the offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, the recommendation and the other information and representations must not be relied upon as having been authorized by Croff Enterprises, Inc. or by the Offerors.

Gerald L. Jensen owns 100% of the shares of Jensen Development Company and C.S. Finance, L.L.C., the "Offerors" and is the Chairman and President of Croff.